PROXY RESULTS
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Seligman Municipal Series Trust Shareholders voted on the following proposals at the Special Meeting of Shareholders held on September 30, 1996, in New York, NY. Each Trustee was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:

ELECTION OF TRUSTEES:
                          FOR      WITHHELD
                          ---      ---------

Fred E. Brown         20,813,235     424,145
John R. Galvin        20,805,682     431,698
Alice S. Ilchman      20,816,771     420,609
Frank A. McPherson    20,800,549     436,831
John E. Merow         20,810,270     427,110
Betsy S. Michel       20,826,177     411,203
William C. Morris     20,817,181     420,199
James C. Pitney       20,814,181     423,199
James Q. Riordan      20,757,589     479,791
Ronald T. Schroeder   20,817,181     420,199
Robert L. Shafer      20,743,529     493,851
James N. Whitson      20,817,181     420,199
Brian T. Zino         20,816,870     420,510

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS:

FOR                  AGAINST                   ABSTAIN               NON-VOTE
---                  -------                   -------               ---------
20,056,295           160,586                 1,020,499                   n/a

APPROVAL TO PERMIT ANY PORTION OF INVESTMENTS IN SECURITIES SUBJECT TO THE FEDERAL ALTERNATIVE MINIMUM TAX:

SERIES               FOR      AGAINST     ABSTAIN   NON-VOTE
---------------   ---------   -------   ---------   -------
Calif. High-Yield  3,940,941   498,191    573,003    230,564
Calif. Quality     6,371,052 1,483,792    834,770    265,842
Florida            3,237,321   347,902    139,049    155,345
North Carolina     2,679,692   239,984    164,507     75,425










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